EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Bridgeway Funds, Inc. relating to the Omni Tax-Managed Small-Cap Value Fund (formerly Omni Small-Cap Value Fund), a series of shares of Bridgeway Funds, Inc.

BBD, LLP

Philadelphia, Pennsylvania
March 17, 2011